SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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The Standard Register Company

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF THE STANDARD REGISTER COMPANY
PROXY STATEMENT
PROPOSALS
VOTING SECURITIES AND PRINCIPAL HOLDERS
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
CORPORATE GOVERNANCE COMMITTEE REPORT
PERFORMANCE GRAPH
OTHER MATTERS
AUDIT COMMITTEE CHARTER

P.O. Box 1167  •  Dayton, OH 45401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF THE STANDARD REGISTER COMPANY

To All Shareholders:

      The annual meeting of shareholders of The Standard Register Company, an Ohio corporation, will be held at our corporate headquarters located at 600 Albany Street, Dayton, Ohio 45408, on Thursday, April 22, 2004, at 11:00 a.m. Eastern Daylight Savings time, for the following purposes:

(1)	To set the number of directors at eight and to elect a board of directors;

(2)	To ratify the selection of Battelle & Battelle LLP, to be the Company’s independent auditors for fiscal year 2004;

(3)	To transact such other business as may properly come before the annual meeting.

      The board of directors has fixed the close of business on February 23, 2004, as the record date for determining the shareholders of Standard Register entitled to vote at the annual meeting.

      A copy of Standard Register’s annual report for its fiscal year ended December 28, 2003, is enclosed. Although it is not a part of the official proxy soliciting material, we want each shareholder to have a copy of the annual report. If you have not received a copy of the annual report, please call us at 937.221.1506.

Kathryn A. Lamme
Vice President, General Counsel
& Secretary

Dayton, Ohio

March 19, 2004

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE YOUR SHARES AS DESCRIBED ON YOUR PROXY CARD.

THE STANDARD REGISTER COMPANY

PROXY STATEMENT

FOR

ANNUAL MEETING

OF

SHAREHOLDERS

PRINCIPAL EXECUTIVE OFFICES:

600 Albany Street
Dayton, Ohio 45408
(937) 221-1000

Mailing Date: March 19, 2004

We are mailing this proxy statement along with the notice of annual meeting of shareholders of The Standard Register Company, to all holders of our stock as of February 23, 2004, which is the record date for the annual meeting. We had outstanding, on the record date, 23,773,174 shares of common stock (each share having one vote) and 4,725,000 shares of class A stock (each share having five votes). Shareholders as of the close of business on the record date are entitled to receive notice of and to vote at the annual meeting. The annual meeting will be held at our corporate headquarters, 600 Albany Street, Dayton, Ohio 45408, on Thursday, April 22, 2004, at 11:00 a.m. The proxies are solicited on behalf of our board of directors.

At the annual meeting, the shareholders will: (1) set the number of directors at eight and elect a board of directors; (2) ratify the selection of Battelle & Battelle LLP, to be the Company’s independent auditors for fiscal year 2004; and (3) transact such other business as may properly come before the annual meeting.

VOTING YOUR SHARES

Standard Register offers electronic delivery of proxy materials and voting over the Internet to most shareholders. The enclosed proxy card describes how you may vote electronically, and register to receive future shareholder communications electronically. You may also vote by completing the proxy card and mailing it in the envelope provided.

All shareholder votes, properly cast in person or by proxy, and not revoked, will be counted in voting on the proposals at the annual meeting or any adjournment of the annual meeting. Your proxy will be voted in accordance with your instructions. If you do not specify how you wish your shares to be voted, they will be voted as recommended by the board of directors. Your proxy includes the authority to vote shares cumulatively for the election of directors. Cumulative voting is explained in the section dealing with Proposal 1. Your proxy also includes the authority for the persons serving as proxies to use their best judgment to vote on any other matters that may be properly presented at the annual meeting, including, among other things, a motion to adjourn the meeting to a future time.

You may revoke your proxy at any time before its exercise, in two ways: (1) by timely delivery to us of a later-dated proxy, or (2) by notifying us of your revocation of proxy either in writing or in person at the annual meeting. Your presence at the meeting will not, by itself, serve to revoke your proxy.

PROPOSALS

PROPOSAL 1: Election of Directors

   The board of directors is currently set at eight, and the board recommends maintaining that number of directors.

   The eight persons named in this section are nominated by the board of directors to be elected as directors and to serve until either the next annual election or until their successors are elected and qualified.

   The board of directors does not expect that any of the nominees will be unavailable for election. However, if any of them is unavailable, the persons voting your proxy will use their best judgment to vote for substitute nominees.

   Cumulative voting is permitted by the laws of Ohio in voting for the election of directors. In the event a shareholder wishes to vote his or her shares cumulatively, the shareholder must give notice in writing to the President, a Vice President or Secretary of Standard Register not less than 48 hours before the time scheduled for the annual meeting. Once any shareholder has given notice of intent to vote cumulatively, then all shareholders present at the annual meeting and the persons voting the proxies shall have full discretion and authority to cumulate the voting power they possess. This means they can give one candidate as many votes as the number of directors to be elected multiplied by the number of votes which the shareholder or proxy is entitled to cast, or to distribute such votes on the same principle among two or more candidates, as they determine in their judgment.

   Nominees receiving the highest number of votes cast for the positions to be filled will be elected. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

   The board of directors recommends that you vote FOR setting the number of directors at eight and FOR each of the following named nominees to serve as directors of Standard Register:

Nominees

   All nominees recommended by the board of directors for election were previously elected as directors by the shareholders. Information concerning each nominee follows:

		Served As
Name	Age	Director Since

Roy W. Begley, Jr.*	48	1994
Since March 2003, Mr. Begley has been Senior Vice President and Investment Officer with McDonald Financial Group, formerly known as Victory Capital Management, Inc., a wholly owned subsidiary of KeyCorp. From July 1999 to March 2003, he served as Vice President and Investment Officer with McDonald Financial Group. From September 1995 to July 1999 he was Assistant Vice President and Investment Officer with Key Trust Co. of Ohio, N.A. He is Chairman of the Corporate Governance Committee and a member of the Compensation Committee of the board of directors.
F. David Clarke, III	47	1992
Mr. Clarke has been Chairman of the board of directors of Clarke-Hook Corporation since December 1990. He is Chairman of the Compensation Committee and a member of the Audit and Executive Committees of the board of directors.
Paul H. Granzow	76	1966
Mr. Granzow has been Chairman of the board of directors of Standard Register since January 1984. He is a co-trustee of the John Q. Sherman Trusts. See the section dealing with ‘Voting Securities and Principal Holders.’ He is also Chairman of the Executive Committee of the board of directors.
Sherrill W. Hudson	60	2002
Mr. Hudson retired from Deloitte & Touche, LLP in August 2002, after 37 years of service. The last 19 years with Deloitte were spent in Miami, Florida, as Managing Partner for South Florida, which included oversight responsibility for Deloitte’s Florida and Puerto Rico offices for most of that time. Mr. Hudson is a director of SportsLine.com, Inc., TECO Energy, Inc., MasTec, Inc., Publix Super Markets, Inc., and A. Duda & Sons, Inc. He is a member of the Audit and Compensation Committees of the board of directors.
Dennis L. Rediker	60	1995
Mr. Rediker has been President and Chief Executive Officer of Standard Register since June 2000. From May 1999 to April 2000, he was Chief Executive Officer of the Imerys Pigments and Additives Operating Group. From 1996 until 1999, he was Chief Executive Officer and director of English China Clays, plc. From 1993 until 1996, he was President and CEO of ECC International Inc. Mr. Rediker serves as a director of Martin Marietta Materials, Inc. Mr. Rediker is a member of the Executive Committee, and an ex officio member of all other committees of the board of directors except for the Audit Committee.

		Served As
Name	Age	Director Since

Ann Scavullo	57	1996
Ms. Scavullo has been a principal in Churchill Investor Services since January 1999. She was formerly an executive at Avon Products, Inc. as Vice President of Strategic Alliances and Joint Ventures from 1995 until 1999, and Vice President of Investor Relations from 1991 until 1995. She is also a director of Skytop Lodge Corporation in Pennsylvania. She is a member of the Audit, Compensation and Corporate Governance Committees of the board of directors.
John J. Schiff, Jr.	60	1982
Mr. Schiff has been Chairman and Chief Executive Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation since 1999. From 1998 until 1999, he was Chairman of the board of directors and Chief Operating Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation. Prior to 1998, he was Chairman of the Board of these companies. He is a director of The Cinergy Corp., Fifth Third Bancorp, The Fifth Third Bank, Cincinnati Bengals, Inc., and John J. and Thomas R. Schiff & Co., Inc., an insurance agency. He is Chairman of the Audit Committee of the board of directors.
John Q. Sherman, II*	50	1994
Mr. Sherman has been a manufacturer’s representative for A. Rifkin Company, Wilkes-Barre, Pennsylvania, since 1985. A. Rifkin Company is a manufacturer of specialty security packaging. He is a member of the Compensation and Corporate Governance Committees of the board of directors.

*	Roy W. Begley, Jr. and John Q. Sherman, II are first cousins.

   The board of directors met eight times in 2003. All directors attended at least 75% of the meetings of the board of directors and of the committees on which they served.

   The Executive Committee has the authority to act on behalf of the board of directors during the time between meetings, in all matters except for filling vacancies on the board of directors or any of its committees. The Executive Committee acted by written consent in two instances in 2003. Mr. Granzow is Chairman of the Executive Committee and Messrs. Clarke and Rediker are the other members.

   Other board committees, Audit, Compensation and Corporate Governance, are described in their respective reports appearing in later sections of this proxy statement.

   The Company does not have a nominating committee. The board of directors, which performs the function of a nominating committee, will consider nominees recommended by any shareholder, as described in the Corporate Governance Committee report.

Board of Directors Compensation

   Members of the board of directors who are not Standard Register officers receive an annual fee of $25,000 for serving on the board of directors, and $1,000 for each board of directors meeting attended.

   Members of the Compensation and Corporate Governance Committees receive an annual retainer fee of $5,500, and a per-meeting fee of $750 for serving on those committees. The annual retainer fee for members of the Audit Committee is $7,500, and the per-meeting fee is $1,000. Executive Committee members receive no annual retainer but are paid $1,000 per meeting attended. The chairmen of the Audit, Compensation and Corporate Governance Committees receive an additional annual fee of $3,000.

   Directors are paid $750 for each half-day of board-related work outside of regular board or committee meetings, such as for additional information meetings, site visits, and the like. Non-officer directors were granted 4,000 options to purchase shares of Company common stock in February 2003. These options vest five years after date of grant.

   Officer members of the board of directors do not receive any fees for serving as members of the board or as members of any committees of the board of directors.

   We have a supplemental retirement benefit agreement with Paul H. Granzow. This agreement provides that Standard Register will supplement his Stanreco Retirement Plan benefits to ensure that he will receive annual retirement benefits equal to the greater of $150,000 or 50% of the average annual compensation paid to him in the last five years before his employment terminates.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Owners of More than 5% of the Common and Class A Stock of Standard Register

This table gives information regarding all of the persons known by us to own, in their name or beneficially, five percent or more of the outstanding class A stock and common stock of Standard Register as of December 28, 2003.

Name and				Percent of
Address of				Combined
Beneficial		Number	Percent	Voting
Owners	Class	of Shares	of Class	Power

Paul H. Granzow and	Class A	2,516,856	53.27	38.83
James L. Sherman	Common	5,810,508	24.47
Trustees(1)
50 East Third Street
Dayton, Ohio 45402
William P. Sherman(2)	Class A	359,551	7.61	5.65
50 East Third Street	Common	878,187	3.70
Dayton, Ohio 45402
Mary C. Nushawg(2)	Class A	359,551	7.61	5.57
50 East Third Street	Common	842,996	3.55
Dayton, Ohio 45402
James L. Sherman(2)	Class A	359,551	7.61	5.72
50 East Third Street	Common	909,795	3.83
Dayton, Ohio 45402
Patricia L. Begley(2)	Class A	359,550	7.61	5.55
50 East Third Street	Common	830,073	3.50
Dayton, Ohio 45402
The Fifth Third Bank,(3)	Class A	1,081,392	22.89	16.89
Trustee	Common	2,595,312	10.93
Cincinnati, Ohio 45202
The Fifth Third Bank,(4)	Class A	1,071,624	22.68	16.74
Trustee	Common	2,571,912	10.83
Cincinnati, Ohio 45202
Barclays Global Investors	Common	1,477,790	6.22	3.12
45 Fremont Street
San Francisco, CA 94105

(1)	John Q. Sherman, deceased, a founder of Standard Register, set up a trust in his will for the benefit of his family. The current trustees of that trust are Paul H. Granzow and James L. Sherman. The trust holds voting securities, including the shares of class A and common stock of Standard Register listed in this table, in separate, equal trusts for John Q. Sherman’s four surviving children, and for the heirs of his deceased children. Each child or heir is a life beneficiary of his or her respective trust. The trustees share voting and investment power for the securities in the trusts. The will of John Q. Sherman requires the trustees to give each beneficiary who is a child of John Q. Sherman, upon his or her request, a proxy allowing the beneficiary to vote the shares held in his or her respective trust.

(2)	Each of these individuals is a child of John Q. Sherman, deceased. None of them owns in his or her own name more than five percent of the outstanding voting securities of Standard Register; however, each has the right, upon his or her request, to vote the shares of Standard Register stock held in his or her respective trust created under the will of John Q. Sherman, deceased.

(3)	William C. Sherman, deceased, also a founder of Standard Register, set up a trust in his will which provides for the payment of net income for life to Helen Margaret Hook Clarke, his niece. The trustee, The Fifth Third Bank, has the sole voting and investment power for the voting securities in this trust.

(4)	William C. Sherman, during his lifetime, created a trust agreement dated December 29, 1939, which provides for the payment of net income for life to Helen Margaret Hook Clarke and the children of John Q. Sherman. The Fifth Third Bank has the sole voting and investment power for the voting securities in this trust.

Security Ownership of Directors and Executive Officers

Each director and executive officer listed in the Summary Compensation Table and all directors and executive officers as a group own, in their own name or beneficially, class A stock and common stock of Standard Register on December 28, 2003, as follows:

				Percent of
				Combined
		Number	Percent	Voting
Beneficial Owners	Class	of Shares	of Class	Power

Roy W. Begley, Jr.(1)	Common	4,328	.018	.009
Director
Craig J. Brown(2)(3)	Common	191,294	.806	.404
Sr. Vice President, Treasurer & Chief Financial Officer
F. David Clarke, III(4)	Common	8,389	.035	.072
Director	Class A	5,096	.108
Peter A. Dorsman(2)	Common	230,566	.971	.487
Executive Vice President & Chief Operating Officer
Paul H. Granzow (2)(5)	Common	113,563	.478	.236
Director & Chairman of Board
Sherrill W. Hudson(7)	Common	2,000	.008	.004
Director
Joseph P. Morgan, Jr.(2)	Common	17,371	.073	.037
Vice President, Chief Technology Officer
Dennis L. Rediker(2)(6)	Common	197,940	.834	.418
Director, President & Chief Executive Officer
M. Jay Romans(2)	Common	51,625	.217	.109
Sr. Vice President, Human Resources
Ann Scavullo	Common	4,481	.019	.009
Director
John J. Schiff, Jr.	Common	48,700	.205	.103
Director
John Q. Sherman, II	Common	11,111	.047	.023
Director
All current executive officers and	Common	1,077,375	5.538	2.274
directors as a group (18 persons)(2)	Class A	5,096	.108	.054

(1)	Margaret Begley, the wife of Roy W. Begley, Jr., owns 140 shares of common stock, as to which Mr. Begley disclaims beneficial ownership. Mrs. Begley is also the trustee of 600 shares of common stock for the benefit of their children, Lauren A. Begley and Kathleen A. Begley, as to which Mr. Begley disclaims beneficial ownership.

(2)	Includes the following options to purchase Standard Register common stock exercisable before April 23, 2004: Craig J. Brown — 155,719 shares; Peter A. Dorsman — 185,563 shares; Paul H. Granzow — 62,000 shares; Joseph P. Morgan, Jr. — 4,263 shares; Dennis L. Rediker — 10,122 shares; M. Jay Romans — 34,375 shares; and all executive officers and directors as a group — 583,702 shares.

(3)	Rebecca H. Appenzeller, the wife of Craig J. Brown, owns 10,500 shares of Standard Register common stock. Mr. Brown disclaims beneficial ownership of these shares. Todd J. Brown, a child of Craig J. Brown, owns 50 shares of Standard Register common stock. Craig J. Brown also disclaims beneficial ownership of these shares.

(4)	F. David Clarke, III and his wife, Loretta M. Clarke, own as joint tenants 6,776 shares of Standard Register common stock, which is accounted for in the total noted.

(5)	Paul H. Granzow (along with James L. Sherman) is a trustee under the Will of John Q. Sherman. The trustees have the power to vote shares held in the four separate trusts in the event that the beneficiaries of the trusts do not desire to exercise their right to vote the shares. The John Q. Sherman Trusts own 2,516,856 shares of class A stock and 5,810,508 shares of common stock which in the aggregate represents 38.83% of the outstanding votes of the Company. The trustees share the investment power with respect to class A and common stock held by the trusts. The beneficiaries of the trusts do not have the investment power with respect to the securities in these trusts. Lana T. Granzow, the wife of Paul H. Granzow, owns 3,433.15 shares of Standard Register common stock. Mr. Granzow disclaims beneficial ownership of these shares.

(6)	Sharon A. Rediker, the wife of Dennis L. Rediker, owns 581 shares of common stock, as to which Mr. Rediker disclaims beneficial ownership. Mrs. Rediker is also the custodian of 780 shares of common stock for the benefit of her grandchildren, as to which Mr. Rediker disclaims beneficial ownership.

(7)	These shares are held jointly with Mr. Hudson’s wife, Mary Ann Hudson.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and holders of 10% or more of our common stock to report certain transactions in the common stock to the Securities and Exchange Commission. Based on our records, we believe all Securities and Exchange Commission filings with respect to directors, executive officers and holders of 10% or more of our common stock have been made in a timely manner with the exception of one report. Due to inadvertence in the Corporate Secretary office, one report in connection with stock awards to Controller Robert M. Ginnan was filed late.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation Awards

				Restricted	Securities
		Annual Compensation		Stock	Underlying	All Other
				Award	Options	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	($)(2)	(#)	($)(3)

Dennis L. Rediker	2003	700,000	0	352,000	50,000	3,500
President & Chief	2002	699,423	0	0	0	5,500
Executive Officer	2001	670,000	537,675	0	0	3,350
Peter A. Dorsman	2003	418,366	0	312,413	71,250	1,038
Executive Vice President	2002	399,500	0	433,649	27,500	1,061
& Chief Operating Officer	2001	374,000	400,180	87,920	15,000	836
Craig J. Brown	2003	275,000	0	164,407	39,375	1,200
Sr. Vice President, Treasurer	2002	274,712	0	293,401	17,500	1,007
& Chief Financial Officer	2001	256,846	274,825	62,800	10,000	1,020
Joseph P. Morgan, Jr.	2003	250,000	0	107,373	28,050	5,615
Vice President,	2002	—	—	—	—	—
Chief Technology Officer	2001	—	—	—	—	—
M. Jay Romans	2003	235,000	0	138,400	37,500	3,650
Sr. Vice President,	2002	234,808	0	210,350	15,000	4,981
Human Resources	2001	160,096	171,303	37,680	20,000	0

(1)	Each year’s amounts include cash and/or stock incentives earned by the officers in that year but paid in the following year pursuant to the Management Incentive Compensation Plan. For example, the 2001 amounts include cash incentives earned by the officers in 2001 but paid in 2002.

(2)	The amount recorded for 2001 is the value of Standard Register restricted stock awards issued to each executive officer pursuant to a “Turn-Around Incentive” approved by the Compensation Committee for issuance in 2001. The Turn-Around Incentive stock awards vest four years from date of grant. The amount for 2002 is the value of stock grants made pursuant to The Standard Register Company 2002 Equity Incentive Plan and the additional shares issued under the “Turn-Around Incentive” in 2002. The 2002 grants under the Equity Incentive Plan vest ratably over four years commencing on the first anniversary of date of grant. Of the 2002 grants under the Equity Incentive Plan, Mr. Dorsman received 9,167 shares; Mr. Brown received 5,833 shares; and Mr. Romans received 5,000 shares. The amount for 2003 is the value of two stock grants made under the 2002 Equity Incentive Plan. The first of these 2003 grants, made in February 2003, vests ratably over four years commencing on the first anniversary of date of grant. Grants to executive officers in February 2003 were: Mr. Dorsman-4584 shares; Mr. Brown-2917 shares; Mr. Morgan-1834 shares; and Mr. Romans-2500 shares. The second 2003 grants, made in August 2003, vest on the third anniversary of the grant date, but are subject to a performance accelerator. Grants in August 2003 to executive officers were: Mr. Rediker-20,000 shares; Mr. Dorsman-12,500 shares; Mr. Brown-6,000 shares; Mr. Morgan-4,000 shares; and Mr. Romans-5,000 shares. See the Compensation Committee Report section further describing these incentives. The aggregate restricted stock holding for each named executive officer, valued as of December 28, 2003 is: Dennis L. Rediker-$2,828,470; Peter A. Dorsman-$624,805; Craig J. Brown-$383,370; Joseph P. Morgan Jr.-$244,168; M. Jay Romans-$283,935. Dividends are paid to the executive officers with respect to their grants of restricted stock.

(3)	The amounts in this column for Messrs. Rediker, Dorsman, Brown, Romans and Morgan are the matching contributions paid by the Company to The Standard Register Employees Savings Plan. The Savings Plan has two formulas for determining the percentage match from the Company. The original formula provides that for the first 6% of the participant’s compensation deferred into the Savings Plan, the Company will match ten cents on the dollar. The original formula is used in connection with the traditional retirement plan benefit formula, described in the section “Retirement Plans.” Messrs. Dorsman and Brown are covered by the original formula. Messrs. Rediker, Romans, and Morgan are covered by the second formula, used in connection with the pension equity plan retirement benefit formula applicable to all employees joining the Company after January 1, 2000. The second formula matches fifty cents on the dollar for the first 6% of the participants’ compensation deferred into the Savings Plan. Employee compensation deferrals to the Savings Plan are fully vested. The matching contribution vests after five years of service with Standard Register.

Named Executive Officers

   This section provides information concerning each of the executive officers named in the Summary Compensation Table with the exception of Mr. Rediker, who is a nominee for director. Similar information regarding Mr. Rediker may be found in the section dealing with Proposal 1.

		Served As
Name	Age	Officer Since

Craig J. Brown	54	1987
Mr. Brown has been Senior Vice President, Treasurer & Chief Financial Officer since March 1995. From January 1993 until March 1995, he was Vice President-Finance, Treasurer and Chief Financial Officer. Prior to January 1993, he served Standard Register in various executive and financial positions.
Peter A. Dorsman	48	1996
Mr. Dorsman has been Executive Vice President and Chief Operating Officer since February 11, 2000. From July 1, 1999, to February 11, 2000, he was Senior Vice President and General Manager - Manufacturing Operations. He was Senior Vice President and General Manager - Document Management & Systems Division from January 1, 1998, to July 1, 1999. From January 1996 until January 1998, Mr. Dorsman was the Senior Vice President and General Manager -Document Systems Division. From October 1977 until January 1996, Mr. Dorsman served in a number of senior marketing, strategic planning and sales management positions with NCR Corporation. Mr. Dorsman has served on the board of directors of Applied Industrial Technologies, Inc. since July 2002.
Joseph P. Morgan, Jr.	44	2003
Mr. Morgan has been Vice President, Chief Technology Officer since January 2003. He is also President and Chief Executive Officer of SMARTworks, LLC, a wholly owned subsidiary of the Company, and has served in that position since July 2001. From January 2001 to July 2001, Mr. Morgan was President and Chief Executive Officer of Transvision, Inc. Mr. Morgan served as President and Chief Operating Officer of eflatbed.com from February 2000 to January 2001, and was also Executive Vice President of Quadivius, Inc., the holding company for eflatbed.com, from August 2000 to January 2001. From November 1999 to February 2000, Mr. Morgan was principal of J. P. Morgan, Jr. Consulting. He served as President and Chairman of SONY Chemical Corporation of America from June 1994 to November 1999.
M. Jay Romans	53	2001
Mr. Romans has been Senior Vice President, Human Resource since April 2001. From October 2000 to March 2001, he was President of Romans & Associates, a consulting firm. Mr. Romans was Worldwide Vice President of Human Resources at Becton Dickinson from January 1998 to October 2000, and Director, Organization Effectiveness and Learning for Becton Dickinson from March 1995 to January 1998.

Retirement Plans

   The Stanreco Retirement Plan is our qualified retirement plan. Prior to January 1, 2000, this Plan was funded in part by contributions from participants. After January 1, 2000, the Plan is funded entirely by Company contributions and investments earnings.

   Plan benefits are determined according to the traditional formula effective for plan participants hired before January 1, 2000, or the “pension equity plan” formula (“PEP”) which became effective January 1, 2000, covering employees hired after January 1, 2000, and employees hired before that date who elected to be covered under the PEP formula.

   We have a Non-Qualified Retirement Plan which supplements the Stanreco Retirement Plan. It provides retirement benefits that would have been payable from the Stanreco Retirement Plan but for the limits imposed by the Tax Reform Act of 1986. We also have an Officers’ Supplemental Non-Qualified Plan which pays retirement benefits in addition to the Stanreco Retirement Plan and Non-Qualified Retirement Plan based on the number of years of credited service as an officer in excess of five years. Standard Register does not currently fund or contribute to either the Non-Qualified Retirement Plan or the Officers’ Supplemental Non-Qualified Plan, but does accrue for projected benefit expense annually for both plans, and pays benefits from general corporate assets.

Retirement Plan Tables 1(A), 1(B) and 2

   Table 1 shows the estimated annual retirement benefits payable from the Stanreco Retirement Plan and the Non-Qualified Retirement Plan to our employees for specified compensation levels and years of service. Table 1(A) shows the estimated benefits under the traditional formula, and Table 1(B) shows the estimated benefits under the PEP formula. Messrs. Brown’s and Dorsman’s benefits will be calculated under Table 1(A), and Messrs. Rediker’s, Morgan’s and Romans’ benefits will be calculated under Table 1(B). Part of the estimated annual benefits on Table 1(A) include the return of and earnings on contributions made by employees during the time the Plan required employee contributions. Table 2 shows the estimated annual retirement benefits payable from the Officers’ Supplemental Non-Qualified Plan to officers based on compensation and years of officer service (in excess of five years). An officer’s annual retirement benefit will be (i) the sum of the benefits from Tables 1(A) or 1(B), and Table 2, or (ii) 50% of the average of the highest five years of compensation, whichever is less.

TABLE 1(A)

Average of Five	Years of Credited Service
Highest Years of
Compensation	1	5	10	15	20	25	30	35

$200,000	$2,600	$13,000	$26,000	$39,000	$52,000	$65,000	$78,000	$91,000
300,000	3,900	19,500	39,000	58,500	78,000	97,500	117,000	136,000
400,000	5,200	26,000	52,000	78,000	104,000	130,000	156,000	182,000
500,000	6,500	32,500	65,000	97,500	130,000	162,500	195,000	227,500
600,000	7,800	39,000	78,000	117,000	156,000	195,000	234,000	273,000
700,000	9,100	45,500	91,000	136,500	182,000	227,500	273,000	318,500
800,000	10,400	52,000	104,000	156,000	208,000	260,000	312,000	364,000
900,000	11,700	58,500	117,000	175,000	234,000	242,500	351,000	409,500
1,000,000	13,000	65,000	130,000	195,000	260,000	325,000	390,000	455,000
1,100,000	14,300	71,500	143,000	214,500	286,000	357,500	429,000	500,500
1,200,000	15,600	78,000	156,000	234,000	312,000	390,000	468,000	546,000

TABLE 1(B)

Average of Five	Years of Credited Service
Highest Years of
Compensation	1	5	10	15	20	25	30	35

$200,000	$700	$3,400	$6,800	$10,600	$14,800	$19,900	$26,300	$33,900
300,000	1,000	5,100	10,200	15,900	22,300	29,900	39,400	50,900
400,000	1,400	6,800	13,600	21,200	29,700	39,900	52,600	67,800
500,000	1,700	8,500	17,000	26,500	37,100	49,800	65,700	84,800
600,000	2,000	10,200	20,400	31,800	44,500	59,800	78,900	101,800
700,000	2,400	11,900	23,700	37,100	51,900	69,700	92,000	118,700
800,000	2,700	13,600	27,100	42,400	59,400	79,700	105,100	135,700
900,000	3,100	15,300	30,500	47,700	66,800	89,700	118,300	152,600
1,000,000	3,400	17,000	33,900	53,000	74,200	99,600	131,400	169,600
1,100,000	3,700	18,700	37,300	58,300	81,600	109,600	144,600	186,600
1,200,000	4,100	20,400	40,700	63,600	89,000	119,600	157,700	203,500

TABLE 2

Average of Five	Years of Officer Service in Excess of Five
Highest Years of
Compensation	1	5	10	15

$200,000	$6,100	$30,500	$61,000	$91,500
300,000	9,150	45,750	91,500	137,250
400,000	12,200	61,000	122,000	183,000
500,000	15,250	76,250	152,500	228,750
600,000	18,300	91,500	183,000	274,500
700,000	21,350	106,750	213,500	320,250
800,000	24,400	122,000	244,000	366,000
900,000	27,450	137,250	274,500	411,750
1,000,000	30,500	152,500	305,000	457,500
1,100,000	33,550	167,750	335,500	503,250
1,200,000	36,600	183,000	366,000	549,000

   Estimated annual benefits are based upon the assumption that the employee remains in the service of Standard Register until age 62. At age 62, the employee qualifies for the maximum retirement percentage benefit. Retirement before age 62 will result in actuarially reduced benefits. The estimated annual benefits are taxable income but are not subject to any deduction for social security benefits. No additional benefit can be earned from the Officers’ Supplemental Non-Qualified Plan after the sixteenth year of officer service.

   The table below shows the average of the highest five years of total compensation and the years of service and officer service earned to date for each executive officer listed in the Summary Compensation Table.

	Average of
	the Highest Five	Years of	Years of
	Years of	Credited	Officer
Name	Total Compensation	Service	Service

Craig J. Brown	569,000	29	17
Peter A. Dorsman	573,000	8	8
Joseph P. Morgan, Jr.(1)	300,000	3	3
Dennis L. Rediker	869,000	4	4
M. Jay Romans	295,000	3	3

(1)	Mr. Morgan’s service as President and CEO of the Company’s wholly owned subsidiary, SMARTworks, LLC, is counted for purposes of the retirement plans.

Mr. Rediker’s Employment Contract

   The Company has an employment contract with Mr. Rediker which supplements his benefits under the plans described above, in order to ensure that Mr. Rediker receives annual retirement benefits equal to a percentage of the average of base salary paid to him in his final three years of employment. The percentage specified in the contract ranges from 35% of average base salary, to a maximum of 50% of average base salary depending on length of service. Mr. Rediker has served as Chief Executive Officer a sufficient number of years to qualify for supplemental retirement benefits totaling 50% of his average annual base salary. The contract provides that retirement benefits which Mr. Rediker receives from prior employment with other companies, shall be netted against Standard Register’s obligation to pay 50% of average annual base salary. The contract also contains a “change in control” feature which entitles Mr. Rediker to one year of compensation, including base salary, bonus and the value of non-cash benefits, in the event a change in ownership of the Company results in termination of his employment or less favorable terms of employment.

Stock Option Tables

   Options to purchase common stock of Standard Register for each executive officer listed in the Summary Compensation Table are as follows:

Option Grants During 2003

					Potential Realizable
					Value at Assumed
	Number of	% of			Annual Rate of Stock
	Shares	Total Options			Price Appreciation
	Underlying	Granted to	Exercise		for Option Term
	Options	Employees in	Price	Expiration
Name	Granted	2003	(per share)	Date	5%	10%

Craig J. Brown	21,875	3.9%	20.16	2/5/13	277,343	702,840
	17,500		17.60	8/26/08	85,095	188,037
Peter A. Dorsman	41,250	7.2%	20.16	2/5/13	522,989	1,325,356
	30,000		17.60	8/26/08	145,877	322,349
Joseph P. Morgan, Jr.	17,050	2.8%	20.16	2/5/13	216,169	547,814
	11,000		17.60	8/26/08	53,488	118,195
Dennis L. Rediker	50,000	5.0%	17.60	8/26/08	243,128	537,249
M. Jay Romans	22,500	3.7%	20.16	2/5/13	285,267	722,922
	15,000		17.60	8/26/08	72,938	161,175

   Options to purchase common stock of Standard Register exercised in 2003 for each executive officer listed in the Summary Compensation Table are as follows:

Aggregated Option Exercises in 2003

And Fiscal Year-End Option Values

			Number of	Value of
			Shares Underlying	Unexercised
			Unexercised	In-the-Money
			Options	Options at
	Shares		at 12/28/03	12/28/03
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable

Craig J. Brown	0	0	139,500/67,375	132,330/45,133
Peter A. Dorsman	0	0	157,500/115,250	190,170/66,457
Joseph P. Morgan, Jr.	0	0	0/28,050	0/0
Dennis L. Rediker	0	0	10,122/56,748	45,144/30,096
M. Jay Romans	0	0	17,500/55,000	450/450

AUDIT COMMITTEE REPORT

   The Audit Committee is responsible for monitoring and assuring the integrity of Standard Register’s financial reporting process. It accomplishes this function by assessing the internal accounting and auditing practices of the Company, and the independent auditor’s fulfillment of its role in the financial reporting process. The board of directors adopted a written charter for the Audit Committee in April 2000 further describing the role of the Committee. This Charter is reviewed annually by the Audit Committee and the board of directors. It was revised in February 2004 to conform to new regulatory and listing requirements. A copy of the Audit Committee Charter appears at the end of this proxy statement. Additionally, the Audit Committee Charter may be accessed on the Company Web site.

   The Audit Committee held eight meetings in 2003. Mr. Schiff is Chairman of the Audit Committee. Messrs. Clarke and Hudson, and Ms. Scavullo were the other members.

   The board of directors has determined the members of its Audit Committee meet the independence and financial literacy requirements of the New York Stock Exchange. In addition, the board has determined that one member in particular satisfies the “Audit Committee financial expert” qualifications contained in regulations issued pursuant to the Sarbanes-Oxley Act of 2002. Specifically, the board has concluded that Audit Committee member Sherrill W. Hudson qualifies as an Audit Committee financial expert given his 37-year career as a public accountant and auditor. Mr. Hudson’s experience with respect to audits of financial statements of publicly held companies, internal controls, application GAAP and audit committee functions, and his independence as a board member meets the criteria for “Audit Committee financial expert” established by the board in conformity with the regulations and New York Stock Exchange Listing Standards. The Board has also affirmed that Mr. Hudson’s service on the audit committees of three other publicly-traded companies does not impair his ability to serve on the Company’s audit committee, and in fact, is viewed as an advantage.

   During 2003, the Audit Committee reviewed interim quarterly financial statements with management and the independent auditors. This review was conducted prior to filing of the Company’s 10-Q reports containing the respective interim quarterly financial statements. In addition, the Committee reviewed and discussed the 2003 year-end audited financial statements with executive management, including the chief financial officer, and the independent auditors. This review took place prior to publication of the audited financial statements in the 10-K filing and annual report to shareholders. Each review was conducted with the understanding that management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for examining the statements.

   In further discharge of its responsibilities, the Audit Committee met with the independent auditors, both in the presence of management and privately. The Committee and independent auditors discussed those matters described in Statement of Auditing Standards No. 61, “Communication with Audit Committee.” These discussions included review of the scope of the audit performed with respect to the Company’s financial statements. The Company’s internal auditor also met with the Committee to review the effectiveness of the Company’s internal controls and the internal auditor’s responsibilities in that regard. The Company has maintained an internal audit function for many years. These discussions included management and the independent auditors where advisable.

   The Audit Committee received the independent auditor’s written statement required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” This written statement described any relationships between the independent auditors and the Company that may reasonably be thought to bear on independence. Following receipt of this written statement and discussions of the matters described in it, the Committee was satisfied as to the auditor’s independence.

   Based upon the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on form 10-K, for fiscal year ending December 28, 2003, for filing with the Securities and Exchange Commission. The Committee reappointed the independent auditors for 2004, subject to ratification by shareholders at the annual meeting (see Proposal 2).

   The Audit Committee recommended, and the Board adopted, the Company’s Code of Ethics and re-emphasized that directors, and all Company employees, including principal executive officers and senior financial officers, are subject to the letter and spirit of the Code. The Code of Ethics covers such topics as conflicts of interest, confidentiality, compliance with legal requirements, and other business ethics subjects. It has been distributed to all employees and is made available on the Company’s Web site, www.standardregister.com.

   The Audit Committee has established procedures for the receipt, retention and investigation of complaints regarding accounting, internal accounting controls or auditing matters. Any interested person may contact the Audit Committee directly through the Company’s external Web site by clicking on “Corporate Governance” and following the link to contact the Audit Committee. Company employees may contact the Audit Committee, anonymously if they wish, through a toll-free telephone number linked to a third party who will record complaints related to accounting and auditing matters and forward such complaints directly to the Audit Committee.

FEES TO INDEPENDENT AUDITOR	FY 2003	FY 2002

AUDIT FEES	$756,000	$769,800
AUDIT-RELATED FEES	90,500	174,400
TAX FEES	7,000	15,000
ALL OTHER FEES	–0–	21,000

   The Audit Committee has adopted a procedure for pre-approval of all fees charged by Battelle & Battelle LLP, the Company’s independent auditors. Under the procedure, the Audit Committee approves the engagement letter with respect to audit and review services. Audit-related, tax and other fees are subject to pre-approval by the entire Committee, or, in the period between meetings, by a designated member of the Audit Committee. Any such approval by the designated member is disclosed to the entire Audit Committee at the next meeting. All audit-related and tax fees paid to Battelle & Battelle LLP, with respect to the 2003 audit year were pre-approved by the Audit Committee.

   Total fees in 2003 for audit-related services were $90,500, consisting of audit of Company pension plans, internal control analysis, audit of a customer contract, and accounting consultation. The audit-related fees are for services generally required to be performed by Battelle & Battelle LLP because they follow upon and are linked to Battelle & Battelle LLP’s audit of the Company’s consolidated financial statements.

   Tax fees in 2003, totaling $7,000, consisted of tax consultation.

   The Audit Committee has determined that the provision of audit-related and tax services by Battelle & Battelle LLP is compatible with maintaining such firm’s independence.

The Audit Committee:

J. J. Schiff, Jr. (Chairman)
F. David Clarke, III
Sherrill W. Hudson
Ann Scavullo

COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the board of directors is composed solely of independent directors, none of whom has any interlocking relationships with Standard Register that are subject to disclosure under the rules of the SEC relating to proxy statements. The Compensation Committee has the overall responsibility for determining specific compensation levels for executive officers and bonuses for executive officers and certain other employees. The Compensation Committee administers the following plans:

•	Standard Register’s 1995 Stock Option Plan (the “Stock Option Plan”) as approved by the shareholders on April 17, 1996

•	The Standard Register 2002 Equity Incentive Plan (the “Equity Incentive Plan”) as approved by the shareholders on April 17, 2000

•	Management Incentive Compensation Plan (“Incentive Plan”) as approved by the shareholders on April 16, 1997, and

•	The Deferred Compensation Plan.

   The Compensation Committee held eight meetings in 2003. Mr. Clarke is Chairman of the Compensation Committee. Messrs. Begley, Hudson, and Sherman, and Ms. Scavullo were the other members.

   The Compensation Committee’s goal is to establish an executive compensation program that enhances Standard Register’s overall fundamental objective of providing value for its shareholders. The Compensation Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable Standard Register to attract and retain highly-qualified executives and by linking executive pay to overall corporate performance. The compensation system developed by the Committee has been designed so that a relatively high percentage of total compensation is incentive-based. The Stock Option Plan and Equity Incentive Plan are designed to base a portion of the executives’ compensation upon the market performance of Standard Register’s stock. The Incentive Plan is designed to provide a significant and flexible economic opportunity to executive officers and key employees of Standard Register as a reflection of their individual and group contributions to the success of Standard Register.

   All executive compensation for 2003 was fully deductible for federal income tax purposes.

Base Compensation

   Executive officers’ salaries are reviewed and approved annually by the Compensation Committee. A target salary was established for each executive officer including the Chief Executive Officer, based on a review of competitive industry practices and individual job responsibilities. Factors that determine the salary for each executive officer include level of experience and job performance. Job performance is judged on both a subjective and objective basis, the latter measured against objectives agreed upon at the outset of the year.

   The primary objective of the Compensation Committee is to set executive officers’ base salaries at levels that are market competitive, internally equitable, and sufficient to attract and retain talented executives. To establish competitive levels for officers, the Committee retained an outside executive compensation consulting firm to compile and analyze competitive data relevant to the Company in terms of size and industry focus. Competitive data for officer salaries and bonus levels were established via three comparator groups which included (1) a peer group of companies that the Company considers competitors for business and/or executive talent, (2) manufacturing companies of approximately the same revenue size as the Company, and (3) general industry companies, also of about the same size. The data from these groups was compiled to arrive at a market value for each of the executive officers. The 2003 base salaries of Standard Register’s five highest paid executive officers were within 5% of the market value for each executive officer, with the exception of Mr. Rediker. Mr. Rediker’s base salary for 2003 was between the 50th and 75th percentile of the competitive market as described above.

   In 2003, executive officer salaries were increased in those instances where promotions occurred, or when comparative data indicated the salary was below the market value and performance warranted such an increase.

   The foregoing process resulted in the base salaries as disclosed in the Summary Compensation Table for each Executive Officer named in the Summary Compensation Table.

Incentive Compensation

   The Compensation Committee administers the Incentive Plan, which became effective January 1, 1997. Twelve employees were covered by the Incentive Plan in 2003. The Committee selects the participants, determines the amount and terms of each incentive award and decides whether the award shall be made available in cash, Standard Register stock, or a combination of the two.

   Incentive awards to the Incentive Plan participants are subject to objective performance goals established by the Compensation Committee. Goals are adjusted from year to year depending on the relevant business focus of the

Company for the year. The Compensation Committee certifies to the board of directors each year the extent to which the performance objectives have been achieved.

   The Compensation Committee adopted performance goals to measure short-term executive performance in 2003. The primary measure was earnings per share. The Committee required that a threshold level of earnings per share be attained in order for any incentive awards to be earned by executives in 2003. This threshold level was not attained in 2003 and therefore, no incentive awards were earned by executives for the 2003 performance year.

Stock Options and Stock Awards

   The Compensation Committee also administers the Stock Option Plan, which became effective October 19, 1995, and the Equity Incentive Plan, which was approved by shareholders on April 17, 2002. Approximately 230 employees were granted options under the Stock Option Plan, and 121 employees were granted stock awards in 2003. The Stock Option Plan and Equity Incentive Plan are performance-based components of Standard Register’s compensation program. The objectives of the Stock Option Plan and Equity Incentive Plan are to focus executive officers and certain key employees of Standard Register to increase the long-term value of Standard Register’s common stock by granting stock options and stock awards. The Stock Option Plan and Equity Incentive Plan also encourage participants to maintain a stock ownership position in Standard Register in order that their interests are aligned with those of Standard Register’s shareholders.

   The Compensation Committee determines the eligible employees, the timing of option and award grants, the number of shares granted, vesting schedules, option prices and duration and other terms of the stock options and stock awards. All of the executive officers named in the Summary Compensation Table were granted stock options under the Stock Option Plan and stock awards under the Equity Incentive Plan as disclosed in the Stock Option Tables, and Summary Compensation Table.

   The Stock Option Plan provides that options may be granted either as incentive stock options or as non-qualified stock options. Options may be granted for varying periods of from one to ten years. Options generally do not become exercisable until one year from the date of grant. Thereafter, the right to exercise options vests either: (a) in accordance with a schedule established at the time of grant, generally at a rate of 25% per year, cumulative to the extent not exercised in prior periods; or (b) on a schedule determined by achievement of specific performance factors. The exercise price for incentive stock options must be at least 100% of the last sale price on the exchange on which the stock is trading on the last trading day prior to the date of grant with a further exception that incentive options granted to persons owning more than 10% of the outstanding voting securities of Standard Register be a least 110% of such sale price (“Grant Price”).

   In February 2003, the Committee made stock options grants to executive officers and other key employees as long term incentive compensation. These grants were non-qualified, and included an accelerated vesting feature tied to a percentage increase in Standard Register stock price over the Grant Price. Specifically, one-half of the options granted in February 2003 would vest upon attainment of stock price increase of 30% over the Grant Price. The stock price did not appreciate 30% over the Grant Price in 2003, and therefore the options will vest ratably over four years commencing one year after the grant date.

   Grants of restricted stock under the Equity Incentive Plan were also made in February 2003. These grants vest ratably over four years from the first anniversary of the grant date.

   A second grant of stock options and restricted stock was made in August 2003. This grant was designed to provide a retention incentive for top-performing employees in roles deemed key to meeting the Company’s strategic goals. The stock option grants were non-qualified, and will vest on the third anniversary of the grant date, and expire on the fifth anniversary of the grant date.

   The August restricted stock awards vest on the third anniversary of the grant date, but contain three opportunities for a performance accelerator tied to achievement of earnings per share established in the budget plan adopted by the board of directors. The first accelerator opportunity with respect to the earnings per share for fourth quarter 2003 was not met, so no acceleration of the August restricted stock grants has occurred. Additional accelerator opportunities related to earnings per share for succeeding budget periods may result in accelerated vesting of up to two-thirds of the August 2003 restricted stock grant.

Special “Turn-Around Incentive” Restricted Stock Grants

   The Compensation Committee made grants of restricted Standard Register common stock to select officers in 2000, to be issued in 2001. The grants made to Executive Officers are reflected in the Summary Compensation Table. The grants were intended to provide incentive to those executives considered critical to the restructuring and reorganizing activities in 2001, which were designed to restore and enhance the Company’s profitability and value. A total of 38,000 shares were issued in 2001 under the “Turn-Around Incentive.” The shares are restricted and vest four years after their issuance.

   As additional incentive for the executives to achieve growth and profitability targets, those executives to whom restricted shares were issued were eligible for a further grant of restricted shares equal to the number of shares granted such executives in 2000, assuming they continued as officers of the Company. The additional grants were to be earned upon the happening of either or both of the following: (1) the Company’s stock price reached or exceeded $30.00 per share, and remained at or above $30.00 per share for ten consecutive trading days prior to December 13, 2002; or (2) earnings per share reached $1.20 for the second half of 2002. The stock price reached $30.00 per share and remained at or above that price for ten consecutive trading days in April 2002. Therefore, the additional shares were awarded and will vest at the same time as the original grants. The additional turnaround grants made in 2002 with respect to Executive Officers, are reflected in the Summary Compensation Table.

The Compensation Committee:

F. David Clarke, III (Chairman)
Roy W. Begley, Jr.
Sherrill W. Hudson
Ann Scavullo
John Q. Sherman, II

CORPORATE GOVERNANCE COMMITTEE REPORT

   The Corporate Governance Committee assists the board in defining board roles and developing processes to optimize board functioning. It also studies and recommends adoption by the board of directors of corporate governance processes intended to comply with applicable legal, regulatory and listing standard requirements. The Corporate Governance Committee met four times in 2003. Mr. Begley is Chairman of the Corporate Governance Committee and Ms. Scavullo and Mr. Sherman are the other members.

   In 2003, the Committee recommended and the board of directors adopted, the Corporate Governance Committee Charter and Director Independence Criteria. The Committee also studied the revised New York Stock Exchange listing standards (“NYSE Listing Standards”). In addition, the Committee reviewed board policy and process with respect to shareholder recommendations of candidates for director.

   Six of Standard Register’s eight directors are independent from management, as determined under the Independence Criteria adopted by the board in conformity with NYSE Listing Standards. The Board has determined that the following directors are independent: Roy W. Begley, Jr., F. David Clarke, III, Sherrill W. Hudson, Ann Scavullo, John J. Schiff, Jr., and John Q. Sherman, II. Two of the directors, Chairman Paul H. Granzow and CEO Dennis L. Rediker, are not considered to be independent under the criteria, since they are employees of the Company. The Audit, Compensation and Corporate Governance Committees are entirely comprised of independent directors.

   Our current view with respect to nominations for director is that the interests of all shareholders can best be served with the board as a whole acting as a nominating committee. Given that approximately 72% of the voting power of Company is held by family trusts (see “Voting Securities and Principal Holders” table), the board has considered its entire membership as most representative of the interests of the shareholders. Therefore, the Company’s board has not had a separate nominating committee through the end of 2003, and it follows, no nominating committee charter. All directors participate in the nomination process. This approach is under review in light of the NYSE Listing Standards.

   Standard Register’s Board of Directors, in performing its director-nomination function, identifies director candidates from a range of sources. Primary among these sources are recommendations from current directors and major shareholders. The board has not engaged a third party to assist in the director nomination process, and has paid no fees in that regard.

   Director candidates are evaluated by reference to criteria such as integrity, candor, judgment, skills and experience with respect to the industry in which the Company operates, leadership, strategic understanding and independence. These factors are considered in the context of the current composition of the board. A candidate is evaluated against these criteria regardless of the source of the recommendation.

   The board’s policy is to consider recommendations for director candidates from any interested party, especially shareholders. Shareholders who wish to recommend a director candidate should submit the recommendation in writing addressed to The Standard Register Company Board of Directors, in care of the Corporate Secretary, 600 Albany Street, Dayton, Ohio 45408. The communication should state the name of the candidate, his or her qualifications, and contact information for the shareholder and candidate. The submission of shareholder candidates must be received by the Corporate Secretary by November 18, 2004, for consideration in the 2005 director nomination process.

   The Company’s directors all stand for election or reelection at each annual meeting of shareholders. Directors make every effort to attend the annual meetings, and in fact, all directors have been in attendance at the last two annual meetings of shareholders. While the board does not have a formal “policy” in this regard, its clear practice is for all directors to be present at the annual meeting of shareholders.

   The board is always receptive to communications from shareholders. Shareholders wishing to communicate with the board of directors may send communications to The Standard Register Company Board of Directors, in care of the Corporate Secretary, 600 Albany Street, Dayton, Ohio 45408. Shareholders may also communicate with the presiding director of the non-management meetings of the board by sending such communications to the Corporate Secretary. The board has selected director John Q. Sherman, II, to preside at the meetings of non-management directors to be held in 2004. All communications to the board or to Mr. Sherman will be copied and forwarded by the Corporate Secretary. Shareholders may also communicate with the Audit Committee through the company’s Web site, www.standardregister.com, and may access the charters of all board committees, and the Corporate Governance Guidelines, on the Web site.

The Corporate Governance Committee:

Roy W. Begley, Jr. (Chairman)
Ann Scavullo
John Q. Sherman, II

PERFORMANCE GRAPH

   The following performance graph presents our cumulative total shareholder return on our common stock from December 31, 1998, to each of the years ending 1999, 2000, 2001, 2002 and 2003. Each year’s ending value is calculated as follows:

   (i) the sum of

(a) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented, and

(b) the difference between our share price at the end and beginning of the periods presented is divided by

   (ii) the share price at the beginning of the periods presented.

The cumulative shareholder return is then compared with that for the Standard & Poor’s 400 Midcap Index, Standard & Poor’s 500 Index and Peer Group Index. The peer group consists of Moore Wallace Inc., The Reynolds & Reynolds Company, and Standard Register.

	1998	1999	2000	2001	2002	2003

Standard Register	1.00	0.65	0.51	0.70	0.70	0.69

S&P 400 MIDCAP	1.00	1.13	1.32	1.30	1.10	1.47

S&P 500 Index	1.00	1.20	1.07	0.93	0.72	0.90

Peer Group	1.00	0.85	0.79	1.02	1.03	1.60

PROPOSAL 2: Ratifying Selection of Auditors

   The Audit Committee of the board selects the independent auditors for Standard Register, and seeks shareholder ratification of that selection. The Audit Committee has selected Battelle & Battelle LLP, Certified Public Accountants, who were our independent auditors last year, to serve as independent auditors for fiscal year 2004.

   A representative of Battelle & Battelle LLP is expected to be present at the annual meeting. This representative will have an opportunity to make a statement to the shareholders and will be available to respond to appropriate questions.

   The majority of votes cast on this proposal must be in favor of it in order for the proposal to be approved. Abstentions will have the same effect as votes cast against the proposal, provided such shares are properly present at the meeting in person or by proxy. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome of this proposal.

   The board of directors recommends a vote FOR ratification of the selection of Battelle & Battelle LLP. If ratification is withheld, the Audit Committee will reconsider its selection.

   The board of directors does not intend to present any other proposals for action by the shareholders at the annual meeting and has not been informed that anyone else intends to present any other proposal for action by the shareholders at the annual meeting.

OTHER MATTERS

Solicitation Expenses

   The Company will pay the costs to solicit proxies. These costs include the expenses of brokers, custodians, nominees or fiduciaries incurred in forwarding the documents to their principals or beneficiaries. These are the only contemplated expenses of solicitation.

Shareholder Proposals for 2005 Annual Meeting

   Any proposal of a shareholder intended for inclusion in our proxy statement and proxy for the 2005 annual meeting of shareholders must be received by our Secretary at 600 Albany Street, Dayton, Ohio 45408, on or before November 20, 2004. The 2005 annual meeting of shareholders will be held on April 28, 2005. The form of proxy we distribute for the 2005 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the 2005 annual meeting (other than by management) if we do not receive notice of that matter at 600 Albany Street, Dayton, Ohio 45408, prior to February 4, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

Kathryn A. Lamme
Vice President, General Counsel
& Secretary
Dayton, Ohio

AUDIT COMMITTEE CHARTER

   1. General. The Audit Committee plays a critical role in the Company’s financial reporting system by overseeing and monitoring the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function, and management’s and the independent auditor’s participation in the financial reporting process. The Audit Committee has the ultimate authority and responsibility to select, propose for shareholder approval, evaluate and, where appropriate, replace the independent auditors who are ultimately accountable to the Audit Committee.

   2. Composition of Committee. The Audit Committee shall consist of at least three independent directors appointed by the Board of Directors, and serving at its pleasure. As used herein, the term “independent director” shall have the same meaning and definition set forth in Section 303 of the New York Stock Exchange Listed Company Manual, and Section 301 of the Sarbanes-Oxley Act of 2002.

   3. Qualifications of Committee Members. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment, in order to meet requirements as a “Financial Expert,” as defined by the Securities and Exchange Commission.

   4. Authority, Powers & Responsibilities. The Audit Committee shall have the following authority, powers and responsibilities:

4.1. To select each year the independent auditors to audit the annual financial statements of the Company and its consolidated subsidiaries; to set the fees charged for such audits; to pre-approve and set fees for special engagements given to such auditors.

4.2. To meet with the independent auditors, Chief Executive Officer, Chief Financial Officer, internal auditor and any other Company executives both individually and together, as the Committee deems appropriate at such times as the Committee shall determine to discuss and review:

(a) the terms of engagement for the independent auditors, the scope of the audit, and the procedures to be used;

(b) the Company’s quarterly and audited annual financial statements, including any related notes, the Company’s discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the independent auditor’s report, in advance of publication;

(c) the Company’s earnings’ press release and financial information and guidance, if any, provided to analysts and rating agencies;

(d) the performance and results of the external and internal audits, including the independent auditor’s management letter, and management’s responses thereto;

(e) the effectiveness of the Company’s system of internal controls, including computerized information systems and security;

(f) the environment (cooperation, restrictions, etc.) within which the audit was conducted including any limitations imposed by the Company’s personnel on the independent auditors;

(g) any significant risks or exposures and to assess the steps management has taken to minimize such risks to the Company, and assure compliance with Company policies;

(h) the overall adequacy of the Company’s programs, systems and procedures for compliance with legal and regulatory requirements and for assurance that the management and affairs of the Company are conducted with all due regard for ethical and legal constraints;

(i) any audit problems or difficulties, including disputes between management and the independent auditors, and to attempt to resolve any such differences; and

(j) such other matters in connection with overseeing the financial reporting process and the maintenance of internal controls as the Committee shall deem appropriate.

4.3. To consult, at least annually with the independent auditors and, when appropriate, internal auditors out of the presence of management; to establish direct communication between the auditors and the Board and to assure the freedom of action necessary to accomplish their responsibilities.

4.4. To ensure that the independent auditors submit on a periodic basis, at least annually, to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Company, the firm’s internal quality control procedures and peer review results, and inquiries by governmental or professional authorities regarding audits conducted by the firm and results thereof.

4.5. To actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and to take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence, and to set hiring policies for employees and former employees of the independent auditor.

4.6. To review major changes in accounting policies.

4.7. To review and reassess annually the adequacy of the Audit Committee Charter and propose any appropriate changes to the Board.

4.8. To initiate, at its discretion, investigations within the parameters of its responsibilities; and for that purpose, to retain outside legal counsel, independent auditors, or any other such experts as it shall deem appropriate in its sole discretion.

4.9. To review compliance with the Company’s code of ethics.

4.10. To prepare the Committee’s report for inclusion in the Company’s annual proxy statement.

4.11. To report to the entire Board at such times as the Committee shall determine, but not less than twice a year.

4.12. To conduct an annual evaluation of the Committee’s performance.

4.13. To establish procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters including confidential, anonymous submissions by Company employees regarding questionable accounting or auditing matters.

   5. Procedures. The procedures to be followed by the Audit Committee are as follows:

5.1. To act by a majority vote of Committee members present at a meeting. A majority of the entire Committee shall constitute a quorum at any meeting, unless otherwise provided by the Board of Directors.

5.2. To keep minutes of the meetings of the Audit Committee through the use of the Secretary of the Company or, during his or her absence, such other person as may be designated by the Chairman of the Audit Committee.

5.3. To hold regularly scheduled meetings and such special meetings as the Audit Committee may from time to time deem necessary.

5.4. All contacts on behalf of the Audit Committee, outside of the regular or special meetings, shall be conducted only by either the Chairman of the Audit Committee or such other member of the Audit Committee as the Board of Directors or a majority of the entire membership of the Audit Committee may from time to time appoint for such purpose.

5.5. Subject to the required procedures above set forth, to adopt such other procedures as the Audit Committee deems advisable from time to time as are consistent with and pursuant to the objectives and functions of the Audit Committee hereinabove set forth.

The Standard Register Company
Annual Meeting of Shareholders

The Standard Register Company

600 Albany Street
Dayton, Ohio 45408

April 22, 2004

11:00 a.m. Eastern Daylight Savings Time

[STANDARD REGISTER LOGO]

THE STANDARD REGISTER COMPANY
600 ALBANY STREET
P.O. BOX 1167
DAYTON, OH 45401

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to The Standard Register Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STNREG	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE STANDARD REGISTER COMPANY

Vote On Directors

1.	Election of Eight Directors

	(01) Roy W. Begley, Jr.	(05) Dennis L. Rediker	For	Withhold	For All	To withhold authority to vote, mark “For All Except”
	(02) F. David Clarke, III	(06) Ann Scavullo	All	All	Except	and write the nominee’s number on the line below.
	(03) Paul H. Granzow	(07) John J. Schiff, Jr.
	(04) Sherrill W. Hudson	(08) John Q. Sherman, II	☐	☐	☐

Vote On Proposal

2.	To ratify selection of Battelle & Battelle LLP, Certified Public Accountants, as the independent auditors of the Company for 2004.

3.	According to their best judgment on any and all matters as may properly come before the meeting or any adjournments thereof. The Board of Directors does not know of any matters to be brought before the Annual Meeting other than those described above.

For	Against	Abstain
☐	☐	☐

Mark box at right if an address change or comment
has been noted on the reverse side of this card.

Please be sure to sign and date this Proxy.

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature (Joint Owners)	Date

THE STANDARD REGISTER COMPANY

Proxy for Annual Meeting of Shareholders — April 22, 2004
This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned, a shareholder of The Standard Register Company (the “Company”) hereby appoints DENNIS L. REDIKER and PAUL H. GRANZOW (“Appointed Proxies”), each with full power to substitute or act alone, to vote, cumulatively or otherwise (the action of a majority of these present to control), with respect to all shares of stock of the undersigned in the Company at the Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held April 22, 2004, and at any adjournments thereof, upon the matters listed on the reverse side hereof.

THE APPOINTED PROXIES WILL VOTE FOR EACH OF THE MATTERS SET FORTH ON THE REVERSE SIDE, WHICH ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT, UNLESS A CONTRARY CHOICE IS SPECIFIED ON THE REVERSE SIDE, IN WHICH CASE, THE APPOINTED PROXIES WILL VOTE OR WITHHOLD IN ACCORDANCE WITH INSTRUCTIONS GIVEN.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side hereof. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

ADDRESS CHANGE/COMMENTS:

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